                                    PEAK ENTERTAINMENT HOLDINGS, INC

                                    Combined Financial Statements

                                    For the period November 20, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002

PEAK ENTERTAINMENT HOLDINGS, INC

COMBINED FINANCIAL STATEMENTS FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


CONTENTS


PAGE:

1            Independent auditors' report

2            Combined balance sheets

3            Combined statements of operations

4            Combined statements of comprehensive loss

5            Combined statements of changes in stockholders' equity (deficit)

6            Combined statements of cash flows

7            Notes to Combined financial statements

PEAK ENTERTAINMENT HOLDINGS, INC


INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS OF PEAK ENTERTAINMENT HOLDINGS, INC

We have audited the accompanying combined balance sheets of Peak Entertainment Holdings, Inc as of December 31, 2001 and 2002, and the related combined statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for the period November 20, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Peak Entertainment Holdings, Inc as of December 31, 2001 and 2002, and the combined results of its operations and its cash flows for the period November 20, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the combined financial statements, the Company has suffered recurring losses from operations, cash flow deficits and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/S/ GOODBAND VINER TAYLOR
SHEFFIELD, ENGLAND
MAY 30, 2003

PEAK ENTERTAINMENT HOLDINGS, INC



COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                           --------------------------

                                                              2001           2002
ASSETS

CURRENT ASSETS

Cash and cash equivalents                                  $         -    $     9,870
Accounts receivable                                                  -         63,341
Inventories                                                          -        238,058
Other current assets                                               428              -
                                                           ___________    ___________
Total current assets                                       $       428    $   311,269

Plant and equipment, net                                             -        136,538
Intangible assets, net of amortization                               -      1,984,159
                                                           ___________    ___________
                                                           $       428    $ 2,431,966
                                                           ===========    ===========
LIABILITIES AND  STOCKHOLDERS' EQUITY/(DEFICIT)

CURRENT LIABILITIES

Short term borrowings                                      $         -    $   264,600
Accounts payable                                                 7,207        578,835
Stockholders' advances account                                  21,761        894,193
License fees payable                                                 -        300,000
Other accrued liabilities                                            -        233,316
                                                           ___________    ___________
Total current liabilities                                  $    28,968    $ 2,270,944

LONG TERM LIABILITIES

License fees payable                                                 -      1,200,000
                                                           ___________    ___________
Total long term liabilities                                $         -    $ 1,200,000

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, par value $0.01 - 90,000,000 shares
 authorized, 19,071,684 shares issued and outstanding      $    19,075    $    19,075
Additional paid in capital                                     (19,072)       (19,072)
Retained earnings (deficit)                                    (28,543)      (967,451)
Other comprehensive income                                           -        (71,530)
                                                           ___________    ___________
Total stockholders' equity (deficit)                           (28,540)    (1,038,978)
                                                           ___________    ___________
                                                           $       428    $ 2,431,966
                                                           ===========    ===========

See accompanying notes to combined financial statements

PEAK ENTERTAINMENT HOLDINGS, INC


COMBINED STATEMENTS OF OPERATIONS


                                        Period November 20, 2001
                                             (inception) to                        Year ended
                                           December 31, 2002                    December 31, 2001
                                        ------------------------                -----------------
Revenue
  Character related consumer products        $          -                         $    298,847
   Licensing arrangements                               -                                7,503
                                             ____________                         ____________
Net revenue                                             -                              306,350

Cost of Revenue
   Cost of goods sold                                   -                              259,934
                                             ____________                         ____________
Total cost of revenue                                   -                              259,934

Gross profit                                            -                               46,416

Operating expenses
   Selling, general and administrative             28,543                            1,056,638
   Depreciation and amortization                        -                               78,660
                                             ____________                         ____________
Total operating expenses                           28,543                            1,135,298
                                             ____________                         ____________

Loss from operations                              (28,543)                          (1,088,882)

Foreign exchange - gain                                 -                              168,545

Interest expense                                        -                              (18,571)
                                             ____________                         ____________
Net loss                                     $    (28,543)                        $   (938,908)
                                             ============                         ============


Basic and diluted net loss per share         $      0.001                         $       0.05

Weighted average common shares outstanding     19,071,684                           19,071,684
                                             ============                         ============



See accompanying notes to combined financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

COMBINED STATEMENTS OF COMPREHENSIVE LOSS

                                        Period November 20, 2001
                                             (inception) to                        Year ended
                                           December 31, 2001                    December 31, 2002
                                        ------------------------                -----------------


Net loss                                     $   (28,543)                         $  (938,908)

Cumulative translation adjustment                      -                              (71,530)
                                             ___________                          ___________
Comprehensive loss                           $   (28,543)                         $(1,010,438)
                                             ===========                          ===========











See accompanying notes to combined financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC


COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                      Accumulated
                                                           Additional     Retained       Other
                                             Common         paid in       Earnings    comprehensive
                                 Shares       stock         capital        deficit       income        Total
                             ___________   ___________    ___________    ___________    ________    ___________
Issuance of shares                     2   $         3              -    $         -    $      -    $         3

Stock split, effective
 April 22, 2003               19,071,682        19,072        (19,072)             -           -              -

Net Loss                               -             -              -        (28,543)          -        (28,543)

                             ___________   ___________    ___________    ___________    ________    ___________
Balance, December 31, 2001    19,071,684        19,075        (19,072)       (28,543)          -        (28,540)

Net loss                               -             -              -       (938,908)          -       (938,908)
Cumulative translation
adjustment                             -             -              -              -     (71,530)       (71,530)
                             ___________   ___________    ___________    ___________    ________    ___________
Balance, December 31, 2002    19,071,684   $    19,075    $   (19,072)   $  (967,451)   $(71,530)   $(1,038,978)
                             ===========   ===========    ===========    ===========    ========    ===========





See accompanying notes to combined financial statements.

PEAK ENTERTAINMENT HOLDINGS, INC

COMBINED STATEMENTS OF CASH FLOWS

                                                        Period November 20, 2001
                                                            (inception) to                Year ended
                                                           December 31, 2001            December 31, 2002
                                                        ------------------------        -----------------
Cash flows from operating activities:

Net loss                                                   $ (28,543)                      $  (938,908)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation                                                       -                             3,445
Amortization of intangible assets                                  -                            75,429
Foreign exchange gain                                              -                          (168,545)

Changes in working capital:

Accounts receivable                                                -                           (63,341)
Inventories                                                        -                          (238,058)
Other current assets                                            (428)                              428
Accounts payable and other accrued liabilities                 7,207                           804,626
                                                           _________                       ___________
Net cash used in operating activities                        (21,764)                         (524,924)
                                                           =========                       ===========
Cash flows from investing activities:

Purchase of plant and equipment                                    -                           (45,801)
Acquisitions (net of cash acquired)                                -                          (201,391)
Purchase of intangibles                                            -                          (283,834)
                                                           _________                       ___________
Net cash used in investing activities                              -                          (531,026)
                                                           =========                       ===========
Cash flows from financing activities:

Short term borrowings, net                                         -                           264,600
Stockholders advances account                                 21,761                           870,048
Issuance of common stock                                           3                                 -
                                                           _________                       ___________
Net cash provided from financing activities                   21,764                         1,134,648
                                                           =========                       ===========
Cumulative translation adjustment                                  -                           (68,828)
                                                           =========                       ===========
Increase in cash and cash equivalents                              -                             9,870
Cash and cash equivalents, beginning of year                       -                                 -
                                                           _________                       ___________
Cash and cash equivalents, end of year                     $       -                       $     9,870
                                                           =========                       ===========
Supplemental disclosure of cash flow information

Interest paid                                              $       -                       $        69
                                                           =========                       ===========
Purchase of licenses through issuance of long
term liabilities                                                   -                       $ 1,500,000
                                                           =========                       ===========

See accompanying notes to combined financial statements

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


1         DESCRIPTION OF BUSINESS AND FUTURE PROSPECTS

          Peak Entertainment Holdings, Inc, formerly Peak Entertainment Limited was formed on November 20, 2001 and is an integrated media group focused on children. Its activities include the production of television entertainment, character licensing and consumer products development, including toy and gift manufacturing and distribution. Integration enables Peak Entertainment Holdings, Inc to take a property from concept to consumer in-house, controlling and coordinating broadcast, promotions and product launches (toys, apparel, video games, etc.) to build market momentum and worldwide brand quality.

          The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As explained below, the Company has sustained recurring operating losses, cash flow deficits and has a net capital deficiency as of December 31, 2002. On April 22, 2003, the Company completed a reverse acquisition with a public shell and has become a public company with access to the US capital markets. Immediately following the reverse acquisition, the Company issued $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock. The Company received $300,000 at the time of issuance of the debentures and warrants and will receive the remainder when the Company files a registration statement with the Securities and Exchange Commission and it becomes effective.

          The Company has developed a business plan to increase revenue by capitalizing on its integrated media products. However, the company must obtain funds from outside sources in fiscal 2003 to provide needed liquidity and successfully implement its business plan. Presently, the Company has no firm commitments from outside sources to provide these funds. These factors raise substantial doubt about the Company's ability to continue in existence. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty. While the Company is optimistic that it can execute its revised business plan, there can be no assurance that;

         A increased sales necessary to obtain profitability will materialize, and

         B the Company will be able to raise sufficient cash to fund the additional working capital requirements.

2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          (A)        Principals of Consolidation and Combination

                     The accompanying combined financial statements include the accounts of Jusco Toys Ltd, Jusco UK Ltd, Wembley Sportsmaster Ltd and Cameo Collectables Ltd after elimination of inter-company transactions and balances. Jusco Toys Ltd, Jusco UK Ltd and Wembley Sportsmaster Ltd are wholly-owned subsidiaries of Peak Entertainment Holdings, Inc, which is owned by Wilfred and Paula Shorrocks. Cameo Collectables Limited was formed on August 20, 2002 and is owned by Wilfred and Paula Shorrocks. The financial statements of Cameo Collectables Ltd have been combined with Peak Entertainment Holdings, Inc as both entities were under common control, until February 7, 2003 when Peak Entertainment Holdings, Inc acquired the whole of the share capital in Cameo Collectables Limited.

PEAK ENTERTAINMENT HOLDINGS, INC


NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002



         (B)      Basis of preparation

                  The financial statements have been prepared on a going concern basis, the validity of which depends upon future funding being available. The validity of the going concern concept is also dependent upon the continued support of the directors.

                  Should such support be withdrawn and funding not made available, the company may be unable to continue trading. Adjustments would have to be made to reduce the value of assets to their recoverable amount to provide for any further liabilities which might arise and to reclassify fixed assets as current assets.

         (C)      Risks and Uncertainties

                  The entertainment/media industry is highly competitive. The Company competes with many companies, including larger, well capitalized companies that have significantly greater financial and other resources. The Company's success is dependent upon the appeal of its entertainment products. Consumer preferences with respect to entertainment products are continuously changing and are difficult to predict. Therefore, the Company's success will depend on its ability to redesign, restyle and extend the useful life of products and to develop, introduce and gain customer acceptance of new entertainment products. The company's ability, or inability, to manage these risk factors could influence future financial and operating results.

         (D)      Revenue Recognition

                  The Company generates revenues from three distinct sources; the license fees generated from the production of television entertainment, character licensing and sales of character related consumer products. Revenues from the production of television entertainment is recognized in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". Under this guidance, the Company recognizes revenue from the sale of television entertainment when all of the following conditions are met:

                  A Persuasive evidence of a sale or licensing arrangement with a customer exists,

                  B The television episode is complete and in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery,

                  C The license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale, and

                  D        The arrangement fee is fixed or determinable.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002



2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  Revenue from character licensing arrangements is recognized over the life of the agreement. Revenue from the sale of character related consumer products is recognized at the time of shipment when title of the products passes to the customer. Amounts received in advance are recorded as unearned revenue until the earnings process is complete.

         (E)      Intangible assets and amortization

                  Intangible assets are stated at cost less accumulated amortization and any provision for impairment. Amortization is provided on intangible fixed assets over their expected useful lives as follows:

                  Trade marks                             -        10 years
                  Website development costs               -         3 years

                  Licensing rights are amortised on a straight line basis over the term of the agreement, which range from 3 years - 20 years.

                  Web Site Development Costs

                  In March 2000, EITF No. 00-02, Accounting for Website Development Costs, was issued which addresses how an entity should account for costs incurred in website development. EITF 00-02 distinguishes between those costs incurred during the development, application and infrastructure development stage and those costs incurred during the operating stage. The Company expenses all costs incurred during the development and operating stages. The Company evaluates costs incurred during the applications and infrastructure development stage using the guidance in Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use".

         (F)      Plant and equipment

                  Plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on plant and equipment over their expected useful lives as follows:

                  Fixtures & fittings                      -         10 years
                  Moulds and Tooling                       -          5 years
                  Computer equipment                       -          4 years

                  Costs associated with the repair and maintenance of plant and equipment are expensed as incurred.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002



2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (G)      Film and television costs

                  The Company capitalizes the costs of developing film and television projects in accordance with Statement of Position 00-2 "Accounting by Producers or Distributors of Film". These costs will be amortized using the individual-film-forecast-computation method, which amortizes costs in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue at the beginning of the current fiscal year. The Company has recorded no amortization to date as revenue has yet to be recognized.

         (H)      Asset Impairment

                  The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

         (I)      Cash Equivalents

                  For purposes of the statements of cash flows, all temporary investments purchased with a maturity of three months or less are considered to be cash equivalents.

         (J)      Inventories

                  Inventory is valued at the lower of cost or market, with cost being determined on the first-in, first-out basis. The Company reviews the book value of slow-moving items, discounted product lines and individual products to determine if these items are properly valued. The Company identifies these items and assesses the ability to dispose of them at a price greater than cost. If it is determined that cost is less than market value, then cost is used for inventory valuation. If market value is less than cost, then the Company establishes a reserve for the amount required to value the inventory at market. It the Company is not able to achieve its expectations of the net realizable value of the inventory at its current value, the Company adjusts its reserve accordingly. Inventory is comprised entirely of finished goods.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (K)      Advertising costs

                  Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $0 and $3,827 for the period ended December 31, 2001 and the year ended December 31, 2002, respectively.

         (L)      Foreign currencies

                  The Company uses the British Pound as its functional currency. Transactions denominated in foreign currencies are translated at the year-end rate with any differences recorded as foreign currency transaction gains and losses and are included in the determination of net income or loss. The Company has translated the financial statements into US Dollars. Accordingly, assets and liabilities are translated using the exchange rate in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a separate component of stockholders' equity.

         (M)      Income taxes

                  Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards No 109 "Accounting for Income Taxes" ("SFAS 109"). In accordance with SFAS No 109, deferred tax assets are recognised for deductible temporary differences and operating loss carry forwards, and deferred tax liabilities are recognised for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

         (N)      Use of Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from such estimates.

PEAK ENTERTAINMENT HOLDINGS, INC


NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


2         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (O)      Earnings Per Share

                  Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

                  For the purposes of calculating earnings per share, the Company has retroactively restated its outstanding common stock based upon the stock split declared on April 22, 2003 ( See Note 11).

                  Basic and diluted earnings per share are the same during 2001 and 2002 as the impact of dilutive securities is antidilutive. There are warrants to purchase 600,000 shares of the company's common stock currently outstanding.

         (P)      Recent Accounting Pronouncements

                  In April 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 145, Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS No. 13 and Technical Corrections. SFAS No. 4 required all gains and losses from the extinguishment of debt to be reported as extraordinary items and SFAS No. 64 related to the same matter. SFAS No. 145 requires gains and losses from certain debt extinguishment not to be reported as extraordinary items when the use of debt extinguishment is part of a risk management strategy. SFAS No. 44 was issued to establish transitional requirement for motor carriers. Those transitions are completed; therefore SFAS No. 145 rescinds SFAS No. 44. SFAS No. 145 also amends SFAS No. 13 requiring sale-leaseback accounting for certain lease modifications. SFAS No.145 is effective for fiscal years beginning after May 15, 2002. The provisions relating to sale-leaseback accounting are effective for transactions after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial position or results of operations.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (P)      Recent Accounting Pronouncements (continued)

                  In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination cost and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" is replaced by this Statement. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of this Statement will have a significant effect on the Company's financial statements.

                  In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 clarifies disclosures that are required to be made for certain guarantees and establishes a requirement to record a liability at fair value for certain guarantees at the time of the guarantee's issuance. The disclosure requirements of FIN No. 45 have been applied in the Company's financial statements at December 31, 2002. The requirement to record a liability applies to guarantees issued or modified after December 31, 2002. The Company will adopt the measurement and recording provisions of FIN No. 45 prospectively beginning January 1, 2003.

                  In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based compensation and requires pro forma disclosures of the effect on net income and earnings per share had the fair value method been used to be included in annual and interim reports and disclosure of the effect of the transition method used if the accounting method was changed, among other things. SFAS No. 148 is effective for annual reports of fiscal years beginning after December 15, 2002 and interim reports beginning after December 15, 2002. The Company plans to continue using the intrinsic value method of accounting for stock-based compensation and therefore the new rule will have no effect on the Company's financial condition or results of operations. The Company adopted the new standard related to disclosure effective December 15, 2002.

PEAK ENTERTAINMENT HOLDINGS, INC


NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         (P)      Recent Accounting Pronouncements (continued)

                  In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51". FIN No. 46 requires that the primary beneficiary in a variable interest entity consolidate the entity even if the primary beneficiary does not have a majority voting interest. The consolidation requirements of FIN No. 46 are required to be implemented for any variable interest entity created on or after January 31, 2003. In addition, FIN No. 46 requires disclosure of information regarding guarantees or exposures to loss relating to any variable interest entity existing prior to January 31, 2003 in financial statements issued after January 31, 2003. FIN No. 46 is effective for the Company on January 31, 2003, and is not expected to have a significant impact on the Company's financial statement presentation or disclosures.

                  In April 2003, the FASB issued Statements of Financial Accounting Standards No. 149 ("SFAS No. 149"), an amendment to SFAS No. 133. SFAS No. 149 clarifies under what circumstances a contract with initial investments meets the characteristics of a derivative and when a derivative contains a financing component. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003.

                  In May 2003, the FASB issued Statements of Financial Accounting Standards No. 150 ("SFAS No. 150"). SFAS No. 150 established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 is not expected to have a significant impact on the Company's financial statement presentation or disclosures.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


3        ACQUISITION

         On April 19, 2002, the Company acquired the assets of Jusco Toys Ltd for $111,993 from the administrators of Just Group plc, in order to obtain the tooling and moulds owned by this company. Jusco Toys Ltd is registered in Hong Kong.

         The acquisition of Jusco Toys Ltd has been accounted for in accordance with SFAS 141. The cost of the acquisition was allocated to the assets acquired based on estimates of their respective fair values at the date of acquisition.

          The following summarises the final purchase price allocation of the assets acquired at the date of acquisition.

          Cash                                         $  17,811
          Moulds and toolings                             91,980
          Fixtures and fittings                            2,202
                                                       _________
          Cash purchase price                          $ 111,993
                                                       =========

          The Company's combined results of operations have incorporated Jusco Toys Ltd's activity on a combined basis from April 19, 2002, the date of acquisition.

          On April 19, 2002 the Company acquired the assets of Wembley Sportsmaster Ltd for $107,209 from the administrators of Just Group plc in order to obtain the trademarks owned by this company.

          The acquisition of Wembley Sportsmaster Ltd has been accounted for in accordance with SFAS 141. The cost of the acquisition was allocated to the assets acquired based on estimates of their respective fair values at the date of acquisition.

          The following summarises the final purchase price allocation of the assets acquired at the date of acquisition.

          Trademarks                                   $107,209
                                                       ________
          Cash purchase price                          $107,209
                                                       ========

          The Company's combined results of operations have incorporated Wembley Sportsmaster Ltd activity on a combined basis form April 19, 2002, the date of acquisition.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


4         PLANT AND EQUIPMENT

          Plant and equipment comprise the following at December 31, 2002.

          Fixtures and fittings                                     $ 25,380
          Moulds and tooling                                          95,654
          Computer equipment                                          18,949
                                                                    ________
                                                                     139,983
          Accumulated depreciation                                     3,445
                                                                    ________
                                                                    $136,538
                                                                    ========

          The company is not currently using or depreciating the moulds and tooling acquired from the acquisition of Jusco Toys Ltd, due to the enquiry from the Hong Kong Inland Revenue Department. These moulds and tooling will be utilized once the enquiry has been settled and management believes that no impairment has occurred.

5         INTANGIBLE ASSETS                                          Accumulated

                                                      Cost           amortization          Total

          Licences                                 $1,780,607            $69,511       $1,711,096
          Trademarks                                  114,182              2,946          111,236
          Film and television costs                   111,316                  -          111,316
          Website costs                                53,483              2,972           50,511
                                                   __________            _______       __________
                                                   $2,059,588            $75,429       $1,984,159
                                                   ==========            =======       ==========

          As of December 31, 2002, the estimated aggregate amortization expense, based on current levels of intangible assets for the succeeding five years is as follows:

                                                             $

          December 31, 2003                                   155,893
          December 31, 2004                                   156,366
          December 31, 2005                                   145,809
          December 31, 2006                                    91,943
          December 31, 2007                                    91,943

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED DECEMBER 31, 2001 AND YEAR ENDED DECEMBER 31, 2002


6         INCOME TAXES

          The components of the deferred tax balances at December 31, 2001 and 2002 are as follows.
                                                    2001             2002

Deferred tax assets - non - current
Loss carry forwards                                  $  8,563   $ 263,208
                                                     ________   _________
Total deferred tax assets                               8,563     263,208
                                                     ________   _________
Deferred tax liabilities - current
Depreciation and amortization not currently
 deductible for tax purposes                                -      23,014
                                                     ________   _________
Total deferred tax liabilities                              -      23,014
                                                     ________   _________
Net deferred tax asset  before valuation allowance      8,563     240,194
Valuation allowance                                    (8,563)   (240,194)
                                                     ________   _________
Net deferred tax asset                               $      -   $       -
                                                     ========   =========

          The Company's effective tax rate of 0% defers from the statutory rate of 30% due to the fact that the Company, at this point in time, considers it more likely than not that the deferred tax asset related to net operating loss carryforwards will not be recognized. Accordingly, deferred tax assets at December 31, 2001 and 2002 have been reduced by a valuation allowance relating to the tax benefits attributable to net operating losses. Operating losses can be carried forward indefinitely in the United Kingdom. At December 31, 2002 the net operating losses total $877,359.

          It has been assumed that any losses will be utilised against the first available profits at a tax rate of 30% but a tax rate of 19% may be used, if the small Company rate of tax is utilised.

7         SHORT TERM BORROWINGS

          On July 10, 2002, the Company borrowed $240,000 from an individual lender. The debt bears interest at 20% per year. The debt and all accrued interest is due on January 10, 2003. The debt is collateralized by the Company's inventory.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


8         COMMITMENTS

          The Company leases buildings under non-cancellable operating leases. Future minimum lease payments under those leases are as follows at December 31, 2002.

          Year ending December 31, 2003                                $56,124
                                                                       =======

          Rent expense for all operating leases charged against earnings amounted to $90,470 in 2002 and $24,148 in 2001.

9         TRANSACTIONS WITH RELATED PARTIES

          The relationship between the Company and its related parties are:

          |X| Wilfred and Paula Shorrocks are deemed to be related parties as they are directors and shareholders of the following companies: Jusco UK Ltd, Jusco Toys Ltd, Wembley Sportsmaster Ltd, Cameo Collectables Ltd and Peak Entertainment Holdings, Inc.

          During the year the Company had the following transactions with its related parties:

          a)       Wilfred and Paula Shorrocks

                   i) Movements on stockholders' advances account

                      Balance due by the Company at November 20, 2001      $       -
                      Advances received                                       21,761
                                                                           _________
                      Balance due by the Company December 31, 2001            21,761
                      Advances received                                      950,625
                      Cash repayments                                        (78,193)
                                                                           _________
                      Balance due by the Company at December 31, 2002      $ 894,193
                                                                           =========

                      There are no terms for repayment and no interest has been charged to the Company during the period.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


9         TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

                   ii)      License agreement

                            On April 30, 2002 the Company entered into a license agreement with Wilfred and Paula Shorrocks whereby the Company acquired the exclusive rights to apply various intellectual properties to the manufacture, distribution and sale of products on a worldwide basis. Under the terms of the agreement the company has undertaken to pay to Wilfred and Paula Shorrocks a guaranteed minimum royalties amount of US $1,000,000, with the agreement due to expire on December 31, 2023. There are no set payment terms. This liability is included in unearned royalties and other advances.

                   iii)     Business premises rent

                            During the year the Company has paid $48,297 to Wilfred and Paula Shorrocks in respect of rents due on the Company's former business premises in 2002 and $24,148 in 2001. Any amount of this charge outstanding is included in the owner advances account as shown above.

10        SUBSEQUENT EVENTS

          On January 20, 2003 the company entered into a distribution agreement with Character Options Ltd relating to the `In My Pocket' intellectual properties. The Company received an advance royalty payment of $160,990 and the agreement stipulates minimum royalties payable of $241,485 in total over the period of the contract.

          On February 17, 2003 an agreement with GMTV was signed, contracting the Company to provide 26 episodes of a `Monster in my Pocket' television program. The license period will commence on September 1, 2003 and the total license fee receivable by the Company will be US $393,000. An advance fee of US $98,250 was received upon execution of the agreement.

          On February 7, 2003 the Company acquired the shares of Cameo Collectables Limited from Wilfred and Paula Shorrocks for $3.

PEAK ENTERTAINMENT HOLDINGS, INC

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE PERIOD NOVEMBER 20, 2001 (INCEPTION) TO DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002


10        SUBSEQUENT EVENTS (CONTINUED)

          On April 22, 2003, Palladium Communications, Inc. ("Palladium") (a US public company) issued 19,071,684 shares of its common stock for all of the outstanding common stock of Peak Entertainment Holdings, Inc. Immediately prior to the transaction, Peak Entertainment Holdings, Inc authorized a stock split so that the outstanding shares of common stock were increased from 2 to 19,071,684. Immediately after the transaction, the shareholders of Peak Entertainment Holdings, Inc (Wilf and Paula Shorrocks) own approximately 90% of the outstanding common stock of Palladium. This transaction will be accounted for as a reverse acquisition of a public shell. The accounting for a reverse acquisition with a public shell is considered to be a capital transaction rather than a business combination. That is, the transaction is equivalent to the issuance of common stock by Peak for the net monetary assets of Palladium, accompanied by a recapitalization. Palladium's net assets will be recorded at carryover basis and no goodwill will be generated in the transaction. The historical financial statements of the "registrant" become those of Peak Entertainment Holdings, Inc. Subsequent to the transaction, Peak changed its name to Peak Entertainment Holdings, Inc.

          Immediately following the reverse acquisition, the Company issued $785,000 in convertible debentures and warrants to purchase 1,570,000 shares of the company's common stock. The Company received $300,000 at the time of issuance of the debentures and warrants and will receive the remainder when the Company files a registration statement with the Securities and Exchange Commission to register the underlying shares and it becomes effective.

          On February 28, 2002, Palladium, the predecessor to Peak Entertainment Holdings, Inc issued warrants to purchase 600,000 shares of the Company's common stock at $0.03 per share. The warrants are for a term of 5 years and expire on February 28, 2007. These warrants are still outstanding as of December 31, 2002, and can be exercised to purchase shares of Peak Entertainment Holdings, Inc.

11        CONTINGENT LIABILITIES

          The Company is presently under enquiry from the Hong Kong Inland Revenue Department. At this point in time, management believes that this enquiry will not have a material adverse impact on the Company's financial condition or results of operations.